Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. COMPLETES SALE OF PERSONALIZATIONMALL.COM

UNION, N.J., August 3, 2020 — Bed Bath & Beyond Inc. (Nasdaq: BBBY) today announced the completion of the sale of PersonalizationMall.com (PMall) to 1-800-FLOWERS.COM, Inc. for $245 million, subject to certain customary post-closing adjustments. PMall will continue to provide product and personalization services to the Company’s Bed Bath & Beyond and buybuy BABY retail concepts.

Mark Tritton, President & CEO, said, “The completion of this transaction is an important milestone in our plan to simplify our portfolio and rebuild authority in our core market. Since announcing our intention to divest PMall back in February 2020, we have made significant progress in our efforts to optimize growth within Home, Baby, Beauty and Wellness, assembling a world class leadership team, restructuring our operations and introducing new services like Buy-Online-Pickup-In-Store and contactless Curbside Pickup.”

The cash proceeds from this transaction further strengthen the Company’s liquidity and financial flexibility as it continues to build a balanced, durable financial model. With respect to capital allocation strategies, in March 2020 the Company postponed its plans for share repurchase and suspended dividends and planned debt reductions in light of the COVID-19 pandemic. Bed Bath & Beyond is committed to a balanced capital return program over the mid-to-long term and will re-evaluate when appropriate.

The Company continues to review its non-core assets for opportunities to further simplify its portfolio.

In connection with the previously executed settlement agreement, the parties’ counsel have executed a Stipulation and Proposed Order of Dismissal, which is expected to be filed one business day after closing and will result in the voluntary dismissal with prejudice of the litigation relating to the transaction.

Advisors to Bed Bath & Beyond on this transaction include Goldman Sachs & Co LLC and Proskauer Rose LLP.

About Bed Bath & Beyond Inc.

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of domestic merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s progress and anticipated progress towards its long-term objectives, plans with respect to potential asset sales, as well as more generally the status of its future liquidity and financial condition. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with COVID-19 and the governmental responses to it, including its impacts across the Company’s businesses on demand and operations, as well as on the operations of the Company’s suppliers and other business partners, and the effectiveness of the Company’s actions taken in response to these risks; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments, including the Company’s strategic restructuring program; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, and other factors such as natural disasters, such as pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to effectively and timely adjust the Company’s plans in the face of the rapidly changing retail and economic environment, including in response to the COVID-19 pandemic; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. The Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 or IR@bedbath.com

MEDIA CONTACT: Dominic Pendry, (347) 604-0381 or dominic.pendry@bedbath.com